Exhibit 99.2
14375 NW Science Park Drive
Portland, OR 97229
July 27, 2017

CFO Commentary on Second Quarter and First Half 2017 Financial Results
and Updated 2017 Financial Outlook

Financial Information
Please reference accompanying financial information in the corresponding earnings release at
http://investor.columbia.com/results.cfm.

Conference Call
The company will host a conference call on Thursday, July 27, 2017 at 5:00 p.m. ET to review second quarter and first half 2017 financial results, as well as its updated 2017 financial outlook. To participate, please dial (877) 407-9205 in the U.S. The call will be webcast live on the Investor Relations section of the company's website http://investor.columbia.com where it will remain available until July 25, 2018.

Second Quarter Summary
Net sales increased $10.1 million, or 3 percent, to a first-quarter record $398.9 million.

Gross margin contracted 90 basis points to 45.3 percent.

Selling, general & administrative (SG&A) expenses increased $7.3 million, or 4 percent, including approximately $4.0 million of expenses related to the operating model assessment that the company commenced during the first quarter, resulting in approximately 60 basis points of operating expense deleverage.

Operating loss totaled $17.3 million, or (4.4) percent of net sales, including approximately $4.0 million of expenses related to the company's operating model assessment.

Net loss totaled $11.5 million, or $(0.17) per share, including expenses of approximately $2.5 million net of tax, or $0.04 per share, related to the company's operating model assessment.

First Half Summary
Net sales increased $28.8 million, or 3 percent (4 percent constant-currency) to a record $942.7 million.

Gross margin of 46.6 percent contracted 10 basis points.

SG&A expenses increased $15.1 million, or 4 percent, including approximately $5.2 million of expenses related to the operating model assessment that the company commenced during the first quarter, resulting in approximately 30 basis points of expense deleverage.

Operating income declined $1.8 million, or 5 percent, to $30.7 million, including the impact of expenses of approximately $5.2 million related to the operating model assessment.

Net income increased 4 percent to $24.5 million, or $0.35 per diluted share, including expenses of approximately $3.3 million net of tax, or $0.05 per share, related to the operating model assessment.

The company repurchased 665,095 shares of common stock at an aggregate purchase price of $35.5 million.

Updated FY2017 Financial Outlook Summary
Our updated full year 2017 financial outlook anticipates:

•	Net sales growth of approximately 3 percent compared with 2016 net sales of $2.38 billion, including less than 1 percentage point negative effect from changes in currency exchange rates;

•	Operating income growth of approximately 3 percent to between approximately $256 million and $265 million, representing operating margin of approximately 10.8 percent;

•	An effective income tax rate of approximately 23.0 percent; and

•	Up to 4 percent growth in net income to between approximately $193 million and $200 million, or $2.74 to $2.84 per diluted share.

•
The above outlook does not include any financial impact incurred during the first half of 2017 or to be recognized during the second half of 2017 from activities associated with the operating model assessment or subsequent actions.

The Updated Full Year 2017 Financial Outlook section beginning on page 4 below contains a more detailed discussion of the factors contributing to this outlook.

Second Quarter Financial Results
(All comparisons are between second quarter 2017 and second quarter 2016, unless otherwise noted.)

The second quarter is the company's smallest revenue quarter, historically accounting for a mid-teens percentage of annual net sales. As a result, year-over-year regional, brand and category net sales comparisons often produce large percentage variances in relation to the prior year's comparable period due to the small base of comparison and shifts in the timing of shipments which, when coupled with the company's fixed cost structure, can have an amplified effect on operating results.

Net Sales
Consolidated net sales increased $10.1 million, or 3 percent, to $398.9 million.

Regions

•
U.S. net sales increased $9.4 million, or 4 percent, to $238.2 million. The increase in U.S. net sales reflected a mid-teen percentage increase in direct-to-consumer (DTC) net sales, partially offset by a high-single-digit percentage decrease in wholesale net sales resulting primarily from the combined effects of U.S. wholesale customer bankruptcies, liquidations and store closures that have occurred over the past 18 months. During the second quarter of 2017, the company operated 122 U.S. retail stores and 4 branded ecommerce sites, compared with 113 stores and 5 branded ecommerce sites in the second quarter of 2016.

•
Net sales in the Latin America/Asia Pacific (LAAP) region decreased $7.8 million, or 9 percent (8 percent constant-currency), to $79.5 million, consisting primarily of a low-20 percent decline in China (high-teen percent constant-currency), including the effect of accelerated first-quarter shipments to wholesale customers in advance of the enterprise resource planning (ERP) go-live that occurred during the second quarter of 2017. Through the first half, constant-currency net sales in China grew at a mid-single-digit percentage rate.

•
Net sales in the Europe/Middle East/Africa (EMEA) region increased $8.2 million, or 14 percent (16 percent constant-currency), to $67.3 million, reflecting mid-teen percentage growth in Europe-direct markets (low-20 percent constant-currency) driven by increased Spring 2017 advance wholesale orders, and a low-teen percentage increase in net sales to EMEA distributors, reflecting shipment of our Russian distributor's increased Fall 2017 advance orders.

•	Net sales in Canada increased 2 percent (5 percent constant-currency) to $13.9 million, reflecting increased DTC net sales, partially offset by lower wholesale net sales.

Brands

•
Columbia brand net sales increased $7.1 million, or 2 percent (3 percent constant-currency), to $340.5 million, including increased net sales in the U.S. DTC business and in the EMEA region, partially offset by lower U.S. wholesale net sales, and lower net sales in China.

•	SOREL brand net sales increased $2.5 million, or 71 percent (74 percent constant-currency), to $6.0 million, driven by sales of the brand's expanded spring season assortment.

•	prAna brand net sales of $35.0 million increased $2.8 million, or 9 percent, concentrated in the U.S. DTC business.

•	Mountain Hardwear brand net sales decreased $0.9 million, or 5 percent, to $16.1 million, reflecting declines in Korea and the U.S.

Product Categories

•	Global Apparel, Accessories and Equipment net sales increased 3 percent, to $329.7 million, primarily driven by increased net sales of the Columbia and prAna brands.

•	Global Footwear net sales increased 3 percent (4 percent constant-currency), to $69.2 million, reflecting increased SOREL brand net sales.

Gross Margin
Gross margin contracted 90 basis points to 45.3 percent of net sales. The second quarter is the smallest revenue quarter and as a result, the following items had an amplified effect on gross margin:

•	increased promotional activity in the U.S. in order to liquidate aged inventory primarily through our outlet stores;
partially offset by:

•
favorable changes in sales channel mix with a higher proportion of DTC net sales, which generally carry higher gross margins, and a lower proportion of net sales to our wholesale customers and international distributors, which generally carry lower gross margins.

Selling, General and Administrative (SG&A) Expense
SG&A expense increased $7.3 million, or 4 percent, to $200.6 million, or 50.3 percent of net sales, compared to 49.7 percent of net sales in last year's second quarter, representing approximately 60 basis points of operating expense deleverage. The increased SG&A expense included:

•	increased costs to support the company's expanding global DTC businesses;

•	expenses of approximately $4.0 million related to the company's operating model assessment; and

•	increased personnel related expenses;
partially offset by:

•	changes in the timing of receipt of local tax subsidies related to the company's China joint venture; and

•	the favorable impact of foreign currency translation.

Operating Income
Operating loss totaled $17.3 million, or (4.4) percent of net sales, including expenses of approximately $4.0 million related to the operating model assessment, compared with second quarter 2016 operating loss of $11.8 million, or (3.0) percent of net sales.

Income Tax Expense
The effective tax rate for the second quarter was 28.6 percent, compared to a 29.1 percent rate in the second quarter of 2016.

Net Income
Net loss totaled $11.5 million, or $(0.17) per share, including expenses of approximately $2.5 million net of tax, or $0.04 per share, related to the company's operating model assessment, compared with net loss of $8.2 million, or $(0.12) per share, in the second quarter of 2016.

Balance Sheet
At June 30, 2017, cash and short-term investments totaled $622.2 million, compared to $428.8 million at June 30, 2016. At June 30, 2017, approximately 55 percent of cash and short-term investments were held in foreign jurisdictions where a repatriation of those funds to the United States would likely result in a significant tax cost to the company.

Consolidated inventories of $559.5 million at June 30, 2017 decreased $94.1 million, or 14 percent, compared to June 30, 2016. The decrease was primarily driven by a planned shift in the timing of Fall 2017 inventory production and receipts to align inventory purchases more closely with our Fall 2017 advance order book. Inventory flow and receipts are on track to timely deliver Fall-season inventory in line with our sales plan. We expect inventory levels and growth to normalize with net sales growth by the end of the year.

Year-to-Date Cash Flow, Share Repurchases and Dividends
Net cash provided by operations in the first half of 2017 was $157.0 million, compared to $102.7 million in the comparable 2016 period.

Capital expenditures in the first half of 2017 totaled $24.3 million, compared to $23.0 million in the comparable 2016 period.

During the first half, the company repurchased 665,095 shares of common stock at an aggregate purchase price of $35.5 million. At June 30, 2017, approximately $137.9 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

The company paid cash dividends of $25.0 million during the first half of 2017.

Regular Quarterly Cash Dividend
At its regular board meeting on July 21, 2017 the board of directors authorized a regular quarterly cash dividend of $0.18 per share, payable on August 31, 2017 to shareholders of record on August 17, 2017.

Updated Full Year 2017 Financial Outlook
Our objective in providing a forward-looking financial outlook is to help investors understand our business and the variables that we consider when planning our business and evaluating our own performance.

All projections related to anticipated future results are forward-looking in nature and may change, perhaps significantly. Our annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal net sales and profitability pattern weighted toward the second half of the fiscal year.

Spring and Fall season advance wholesale orders typically drive a significant portion of our annual net sales and are one of several significant factors we use to formulate our full year outlook. However, among the many risks inherent in our global business, our projected full year net sales and profitability may be materially affected by unfavorable weather patterns and other factors that affect consumer demand and store traffic and lead to higher-than-anticipated order cancellations and lower reorders by our wholesale customers or lower-than-projected net sales through our DTC channels, particularly during the fourth quarter. Projections are predicated on normal seasonal weather globally.

In addition, bankruptcies, liquidations, store closures and consolidation among U.S. wholesale customers create increased uncertainty in our ability to predict near-term net sales and profitability. We are also facing macroeconomic, competitive and geopolitical uncertainty in several major markets, making it more difficult to forecast our net sales and profitability.

All of the company's anticipated growth in full year 2017 operating income and earnings is concentrated in the fourth quarter and is heavily dependent upon the performance of our U.S. DTC business.

Our 2017 outlook assumes that current macro and market conditions in key markets do not worsen, and that U.S. regulatory and tax policies remain largely unaltered for the balance of the year.

The following 2017 outlook does not include any financial impact incurred during the first half of 2017 or to be recognized during the second half of 2017 from activities associated with the operating model assessment or subsequent actions.

Taking the above factors into consideration, our current fiscal year 2017 outlook anticipates:

•
net sales growth of approximately 3 percent compared to 2016, including contributions from three of our four brands and all four of our geographic regions, and reflecting less than 1 percentage point negative effect from changes in foreign currency exchange rates;

•
a majority of the projected full year 2017 global net sales increase is expected to come from the company's U.S. DTC channel, including the planned addition of 13 stores and increased productivity in our ecommerce channel;

•	gross margin expansion of approximately 30 basis points, including a nominal impact from changes in foreign currency hedge rates;

•
SG&A expense growth at a rate slightly greater than anticipated net sales growth, resulting in approximately 30 basis points of deleverage, with second-half deleverage similar to that experienced in the first half;

•	operating income growth of approximately 3 percent to between approximately $256 million and $265 million, representing operating margin of approximately 10.8 percent;

•
non-operating income of approximately $3.5 million reflecting increased interest income on the company's cash balances and lower interest expense due to the repayment of the China joint venture's note payable.

•	an effective income tax rate of approximately 23.0 percent; and

•	up to 4 percent growth in net income to between approximately $193 million and $200 million, or $2.74 to $2.84 per diluted share.

We expect the timing of sales and profitability in second-half 2017 to shift, resulting in a favorable financial impact on the fourth quarter and unfavorable impact on the third quarter. Third quarter net sales are projected to be down slightly, resulting from decreased Fall 2017 wholesale advance orders and a shift in the timing of shipments of U.S. wholesale orders from the third quarter into the fourth quarter. As a result, third quarter net income is expected to be approximately 3 percent to 5 percent lower than the comparable prior year period. Consistent with the full year financial outlook, the above projections for the third quarter and full year do not include any financial impact associated with the ongoing operating model assessment or subsequent actions.

The above projections are further based on the following expectations:

•
Low-single-digit percentage net sales growth from the Columbia brand, mid-single-digit percentage net sales growth from the SOREL brand, and low-single-digit percentage net sales growth from the prAna brand, partially offset by a high-single-digit percentage decline in Mountain Hardwear brand net sales.

•	Low-single-digit percentage net sales growth in the U.S. business, consisting of low-double-digit percentage growth in DTC net sales and a mid-single-digit percentage decline in wholesale net sales.

•
Mid-single-digit percentage net sales growth in the EMEA region, with the Europe-direct business contributing mid-single-digit percentage growth (low-double-digit percentage constant-currency) and the EMEA distributor business contributing mid-single-digit percentage growth.

•
Low-single-digit percentage net sales growth in the LAAP region, consisting of low-20 percent growth in net sales to LAAP distributors, largely offset by a mid-single-digit percentage net sales decline in Korea (mid-single-digit percentage constant-currency) and a low-single-digit percentage net sales decline in Japan (mid-single-digit percentage growth constant-currency). Net sales in China are expected to be comparable to 2016 (mid-single-digit percentage growth constant-currency).

•	Low-single-digit percentage net sales growth in Canada (mid-single-digit percentage constant-currency).

•	Gross margin expansion of approximately 30 basis points compared with 2016, reflecting:

•	a favorable sourcing cost environment;

•	a favorable channel mix with a greater proportion of DTC net sales; and

•	favorable product mix in various product categories and geographies.

•
An SG&A expense growth rate slightly greater than anticipated consolidated net sales growth, resulting in approximately 30 basis points of expense deleverage. The nominal increase in projected SG&A expense consists primarily of:

•	increased expenses to support continued expansion of the company's global DTC businesses;

•	increased personnel expenses to support strategic initiatives; and

•	increased demand creation expenses;
partially offset by:

•	continued cost containment measures; and

•	favorable foreign currency translation.

•	Licensing income of approximately $12.0 million.

•
An estimated full-year effective income tax rate of approximately 23.0 percent. The actual rate could differ based on the geographic mix of pre-tax income and the impact of discrete events that may occur during the year. In addition, this tax rate projection does not anticipate any potential regulatory changes related to corporate tax rates, repatriation of cash and short-term investments held in foreign jurisdictions, or border-adjustment tax.

•
An insignificant impact on gross margins due to changes in currency exchange rates on the local currency costs of inventory purchased in U.S. dollars by our foreign subsidiaries, in contrast to 2016 when those factors had an estimated unfavorable impact of $(0.24) per share.

•	Capital expenditures of approximately $60 million, comprising investments in DTC business expansion, information technology and project-based and maintenance capital.

•	Full year free cash flow totaling approximately $175 million to $200 million.

Commencement of Global Retail Platform Initiative and Update on Ongoing Global ERP Implementation
During the second quarter of 2017, we commenced an initiative to invest in a global retail platform ("GRP"), which encompasses the IT systems infrastructure to support the growth and expansion of our direct-to-consumer businesses. The objective of this initiative is to deliver an improved consumer experience, and to modernize and standardize our processes and systems to enable us to better anticipate and deliver against the needs of our consumers. This GRP initiative is currently in the early design phase and we expect to incur related costs beginning in the second half of 2017, targeting regional implementations beginning in the first half of 2019.

In addition, we are continuing to invest in our multi-year global enterprise resource planning ("ERP") implementation, which has been executed in the majority of our operations to date. During the second quarter of 2017, we implemented the ERP system in our China joint venture and plan to transition our Europe-direct business onto the system in mid-2018.

Operating Model Assessment - Project CONNECT
As part of the company's commitment to relentless improvement, the senior management team undertook a thorough assessment of the company's operating model to ensure that the business is aligned and organized to successfully execute the company's strategic plan. We completed the operational assessment phase during the second quarter and are proceeding to evaluate strategic growth opportunities, as well as organizational and operational enhancements, an initiative that we have named "Project CONNECT". The company anticipates providing further updates as the project progresses. The preceding 2017 outlook does not include any financial impact incurred during the first half of 2017 or to be recognized during the second half of 2017 from activities associated with the operating model assessment or subsequent actions stemming from Project CONNECT.

Supplemental Constant-Currency Financial Information
The company reports its financial information in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates.  This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results. Constant-currency financial measures should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP. (See "Supplemental Financial Information - Net Sales Growth - Constant-currency Basis" tables included in the earnings release announcing second quarter financial results located on the investor relations section of the company's website at http://investor.columbia.com/results.cfm.) The constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Third Quarter 2017 Reporting Schedule
Columbia Sportswear Company plans to report third quarter 2017 financial results on Thursday, October 26, 2017 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company's website at http://investor.columbia.com/results.cfm.
A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.columbia.com. To receive email notification of future announcements, please visit http://investor.columbia.com/events.cfm and register for E-Mail Alerts.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margins, operating expenses, licensing income, operating income, operating margins, non-operating income, net income, earnings per share, income tax rates, inventory levels, selling, general and administrative expenses, including projected increases and decreases in specific components of SG&A, the performance of our global direct-to-consumer and wholesale businesses, projected growth or decline in specific geographies, countries and brands, capital expenditures, changes in foreign currency exchange and hedge rates, changes in sourcing costs, free cash flow, the implementation of our GRP and ERP initiatives, and the completion, results and execution of our operating model assessment. Forward-looking statements often use words such as "will," "anticipate," "estimate," "expect," "should" and "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in our direct-to-consumer channels; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates or increasing wage rates; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the impact of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

End
©2017, Columbia Sportswear Company